SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 0-19227

                       ZEGARELLI GROUP INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

      859 Hollywood Way, Suite 461, Burbank,  CA 91505; (818) 842-8411
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
            (Title of each class of securities covered by this Form)

                                      None
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [    ]    Rule 12h-3(b)(1)(i)    [    ]
               Rule 12g-4(a)(1)(ii) [xxxx]    Rule 12h-3(b)(1)(ii)   [xxxx]
               Rule 12g-4(a)(2)(i)  [    ]    Rule 12h-3(b)(2)(i)    [    ]
               Rule 12g-4(a)(2)(ii) [    ]    Rule 12h-3(b)(2)(ii)   [    ]
                                              Rule 15d-6             [    ]

        Approximate number of holders of record as of the certification or
notice date:          274

        Pursuant to the requirements of the Securities Exchange Act of 1934, Sierra Resources Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  October 20, 1998                     BY: /s/ ALFRED E. BOOTH, JR.,
       ----------------                         -------------------------
                                             Alfred E. Booth, Jr., CEO